                                                                    Exhibit 12.2

                      SECURITY CAPITAL GROUP INCORPORATED
               COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED
                     CHARGES AND PREFERRED SHARE DIVIDENDS

                         (DOLLAR AMOUNTS IN THOUSANDS)

                                         Six Months Ended
                                              June 30,                       Year Ended December 31,
                                         ------------------    -------------------------------------------------
                                          1998        1997       1997      1996       1995       1994     1993
                                         -------    --------   --------   --------   --------   -------  -------
Net Earnings (loss) from Operations      $59,696    $ (4,721)  $ 38,241   $ (9,693)  $(21,274)  $11,849  $ 8,333
Add:
  Interest Expense                        30,091      57,248    104,434    117,224    103,804    53,789    3,786
                                         -------    --------   --------   --------   --------   -------  -------
Earnings as Adjusted                     $89,787    $ 52,527   $142,675   $107,531   $ 82,530   $65,638  $12,119
                                         =======    ========   ========   ========   ========   =======  =======
Combined Fixed Charges and
 Preferred Share Dividends:
   Interest Expense                      $30,091    $ 57,248   $104,434   $117,224   $103,804   $53,789  $ 3,786
   Capitalized Interest                   14,157      52,450     69,883     11,448      4,404     3,184       98
                                         -------    --------   --------   --------   --------   -------  -------
                                          44,248     109,698    174,317    128,672    108,208    56,973    3,884
  Preferred Share Dividends (1)(2)         7,708(3)   14,658     15,416     12,352         --        --       --
                                         -------    --------   --------   --------   --------   -------  -------
Combined Fixed Charges and
 Preferred Share Dividends               $51,956    $124,356   $189,733   $141,024   $108,208   $56,973  $ 3,884
                                         =======    ========   ========   ========   ========   =======  =======
Ratio of Earnings to Combined Fixed
 Charges and Preferred Share
 Dividends                                   1.7         0.4        0.8        0.8        0.8       1.2      3.1
                                         =======    ========   ========   ========   ========   =======  =======

(1)  The Preferred dividends have been increased to show a pretax basis.

(2)  Security Capital had no preferred dividends prior to 1996.

(3) Excludes a one-time non-cash dividend of $19.8 million incurred in conjunction with the exchange of Series A Preferred Shares for Series B Preferred Shares.